Exhibit No. 23.2

Consent of Independent Auditor

The Board of Directors

Worthington Armstrong Venture:

We consent to the incorporation by reference in the registration statements (Nos. 333-251362, 333-212457, 333-177072, 333-154765 and 333-138034) on Form S-8 and in the registration statement (No. 333-255634) on Form S-3 of Armstrong World Industries, Inc. of our report dated February 15, 2022, with respect to the consolidated financial statements of Worthington Armstrong Venture and its subsidiary, which report appears in the December 31, 2021 annual report on Form 10-K of Armstrong World Industries, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania

February 22, 2022